Exhibit 99.1

For Immediate Release

Contact: Andrew Fisher

(202) 483-7000

Afisher@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

FIRST QUARTER 2012 FINANCIAL RESULTS

•                  Total Revenues of $204.2 million

•                  Earnings per Share of $1.32 per Basic Share or $1.29 per Diluted Share

•                  Earnings Before Non-Cash Charges of $2.13 per Basic Share, or $2.08 per Diluted Share

Silver Spring, MD, April 26, 2012: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the first quarter ended March 31, 2012.

“I am pleased with our strong first quarter results,” remarked Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “This is an important stepping stone toward our revenue guidance, plus or minus 5%, of $875 million for 2012 and then $1 billion for 2013.”

Total revenues for the quarter ended March 31, 2012 were $204.2 million, up from $162.5 million for the quarter ended March 31, 2011.  Net income for the quarter ended March 31, 2012 was $70.8 million or $1.32 per basic share, compared to $16.4 million or $0.28 per basic share for the same quarter in 2011. Gross margin from sales was $178.9 million for the quarter ended March 31, 2012, compared to $142.5 million for the same quarter last year. Earnings before non-cash charges(1) for the quarter ended March 31, 2012 were $114.4 million, compared to $80.7 million for the quarter ended March 31, 2011.

Financial Results for the Three Months Ended March 31, 2012

Revenues

The table below summarizes the components of net revenues (dollars in thousands):

	Three Months Ended
	March 31,		Percentage
	2012	2011	Change

Cardiopulmonary products:
Remodulin	$110,546	$103,205	7.1%
Tyvaso	70,067	47,695	46.9%
Adcirca	22,330	11,318	97.3%
Other	1,271	294	332.3%
Total net revenues	$204,214	$162,512	25.7%

Revenues for the quarter ended March 31, 2012 increased by $41.7 million, compared to the quarter ended March 31, 2011. The growth in revenues primarily reflects the increase in the number of patients being prescribed our products.

(1)          See definition of earnings before non-cash charges, a non-GAAP financial measure, and a reconciliation of net income to earnings before non-cash charges below.

Expenses

The table below summarizes research and development expense by major project and non-project components (dollars in thousands):

	Three Months Ended
	March 31,		Percentage
	2012	2011	Change

Project and non-project component:
Cardiopulmonary	$25,577	$23,744	7.7%
Share-based compensation	(1,078)	14,841	(107.3)%
Other	9,158	9,122	0.4%
Total research and development expense	$33,657	$47,707	(29.5)%

Share-based compensation.  The decrease in share-based compensation for the quarter ended March 31, 2012, compared to the same quarter in 2011, corresponded to the decline in the price of our common stock.

The table below summarizes selling, general and administrative expense by major categories (dollars in thousands):

	Three Months Ended
	March 31,		Percentage
	2012	2011	Change

Category:
General and administrative	$21,624	$21,937	(1.4)%
Sales and marketing	17,067	14,420	18.4%
Share-based compensation	1,098	21,906	(95.0)%
Total selling, general and administrative expense	$39,789	$58,263	(31.7)%

Sales and marketing. The increase in sales and marketing expense for the quarter ended March 31, 2012, compared to the quarter ended March 31, 2011, was attributable primarily to an increase in professional fees and expenses incurred in connection with our marketing and advertising activities.

Share-based compensation. The decrease in share-based compensation for the quarter ended March 31, 2012, compared to the same quarter in 2011, corresponded to the decline in the price of our common stock.

Income Taxes

The provision for income taxes was $33.2 million for the quarter ended March 31, 2012, compared to $12.4 million for the same quarter in 2011. The increase in the provision for income taxes reflects higher pre-tax earnings for the quarter ended March 31, 2012, compared to the same quarter in 2011, partially offset by a decrease in the estimated annual effective tax rate to 34 percent as of March 31, 2012 from 39 percent as of March 31, 2011. The decrease in the estimated annual effective tax rate as of March 31, 2012 largely reflects a reduction in projections of non-deductible compensation for 2012.

2012 Revenue Guidance

We reaffirm our 2012 full-year revenue guidance for our three commercial products (Remodulin, Tyvaso and Adcirca), as we continue to expect related revenues to fall within a range of 5% above or below $875 million for 2012.

Note Regarding Discontinued Operations

For the quarter ended March 31, 2011, the results of Medicomp, Inc., our telemedicine subsidiary which we sold in March 2011, have been reported within discontinued operations on our consolidated statements of operations below. For further information, refer to Note 18—Sale of Medicomp, Inc. to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Earnings Before Non-Cash Charges

Earnings before non-cash charges is defined as net income, adjusted for the following non-cash charges, as applicable: (1) interest; (2) income taxes; (3) license fees; (4) depreciation and amortization; (5) impairment charges; and (6) share-based compensation (stock option and share tracking award expense).

A reconciliation of net income to earnings before non-cash charges is presented below (in thousands, except per share data):

	Three Months Ended March 31,
	2012	2011

Net income, as reported	$70,760	$16,390
Adjust for non-cash charges:
Interest expense	3,886	5,413
Income tax expense	33,176	10,436
License fees	—	—
Depreciation and amortization	6,648	5,809
Impairment charges	—	5,814	(1)
Share-based compensation	(24)	36,856
Earnings before non-cash charges	$114,446	$80,718

Earnings before non-cash charges per share:
Basic	$2.13	$1.40
Diluted	$2.08	$1.29

Weighted average number of common shares outstanding:
Basic	53,631	57,753
Diluted	55,009	62,623

(1)          Includes a $5.3 million non-cash loss recognized in connection with the sale of Medicomp, Inc. in March 2011.

Conference Call

We will host a half-hour teleconference on Thursday, April 26, 2012, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533. A rebroadcast of the teleconference will be available for one week by dialing 1-855-859-2056, with international callers dialing 1-404-537-3406 and using access code 66705179.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Non-GAAP Financial Information

This press release contains a financial measure, earnings before non-cash charges, that does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use earnings before non-cash charges to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) evaluating our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure enhances investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. In addition, we have historically reported earnings before non-cash charges to investors, and believe the inclusion of this non-GAAP financial measure provides investors with a consistent method of comparison to historical periods. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ from the methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of net income, the most directly comparable GAAP financial measure, to earnings before non-cash charges can be found in the table above under the heading, Earnings Before Non-Cash Charges.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, our expectations about future operating results, including our revenue guidance for 2012 and 2013. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of the date of this press release, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

Remodulin and Tyvaso are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Revenues:
Net product sales	$202,943	$162,218
Other	1,271	294
Total revenues	204,214	162,512
Operating expenses:
Research and development	33,657	47,707
Selling, general and administrative	39,789	58,263
Cost of product sales	24,031	19,739
Total operating expenses	97,477	125,709
Operating income	106,737	36,803
Other (expense) income:
Interest income	1,033	666
Interest expense	(3,886)	(5,410)
Equity loss in affiliate	(20)	(37)
Other, net	72	41
Total other (expense) income, net	(2,801)	(4,740)
Income from continuing operations before income taxes	103,936	32,063
Income tax expense	(33,176)	(12,446)
Income from continuing operations	70,760	19,617
Discontinued operations:
Income from discontinued operations, net of tax	—	29
Loss on disposal of discontinued operations, net of tax	—	(3,256)
Income (loss) from discontinued operations	—	(3,227)
Net income	$70,760	$16,390
Net income per common share:
Basic
Continuing operations	$1.32	$0.34
Discontinued operations	$0.00	$(0.06)
Net income per basic common share	$1.32	$0.28
Diluted
Continuing operations	$1.29	$0.31
Discontinued operations	$0.00	$(0.05)
Net income per diluted common share	$1.29	$0.26
Weighted average number of common shares outstanding:
Basic	53,631	57,753
Diluted	55,009	62,623

SELECTED CONSOLIDATED BALANCE SHEET DATA

March 31, 2012

(Unaudited, in thousands)

Cash, cash equivalents and marketable securities (excluding restricted amounts of $5.4 million)	$745,927
Total assets	1,561,435
Total liabilities and common stock subject to repurchase	536,786
Total stockholders’ equity	1,024,649